UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tower Parkway Lincolnshire, IL 60069	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director.

On December 8, 2009, the Board of Directors of ACCO Brands Corporation (the “Company”) appointed Thomas Kroeger as a director, effective immediately. Mr. Kroeger is expected to serve until the Company’s 2010 annual stockholders’ meeting and until his successor is duly elected and qualified. Mr. Kroeger will serve as a member of the Board’s Corporate Governance and Nominating Committee. The Board of Directors determined that Mr. Kroeger meets the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Principles.

Since 2003 Mr. Kroeger has been President of Spencer Alexander Associates, a firm that provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O’Brien Associates, a retained executive search firm based in Cleveland, Ohio. He is also a member of the Operating Council of Kirtland Capital Partners, a private equity firm. Previously, Mr. Kroeger has served as chief human resources officer for Invacare Corporation, Office Depot, and The Sherwin-Williams Company. In each of those positions, he was an officer of the corporation and a member of their respective executive committees.

(e) Compensation Arrangements with Named Executive Officers.

Base Salary Adjustments

On December 8 and 9, 2009, the Compensation Committee and the Board of Directors of the Company took certain actions with respect to the compensation of the Company’s named executive officers in conjunction with its decision to provide all United States- based salaried employees of the Company that were subject to mandatory salary reductions in 2009, which included the named executive officers, a five percent (5%) salary increase effective January 1, 2010. The following base salary adjustments, which reflect increases from 2009 base salaries for the officers listed below, were so approved:

Name and Title	2010 Base Salary	2009 Base Salary*

Robert J. Keller, Chairman and Chief Executive Officer	$756,000	$720,000

Neal V. Fenwick, Executive Vice President and Chief Financial Officer	$435,700	$415,000

Boris Elisman, Executive Vice President, ACCO Brands Americas	$420,000	$400,000

Kriss A. Kirchhoff, Executive Vice President, Product Generation Organization	$393,750	$375,000

David L. Kaput, Senior Vice President and Chief Human Resources Officer	$315,000	$300,000

*	Annualized rate as of December 31, 2009

Section 8 – Other Events

Item 8.01. – Other Events

Other Compensation Actions

On December 8 and 9, 2009, the Compensation Committee and the Board of Directors also approved actions pursuant to which the Company will:

•

pay to all eligible United States and Canadian-based salaried employees (including certain employees who were terminated from employment in 2009) the amount of the regular earnings those employees forfeited as a result of the Company’s furlough and pay reduction actions taken in the fourth quarter of 2008; and

•

pay a $500 discretionary bonus to all United States-based non-union hourly production and distribution employees and certain European-based employees who were hired prior to July 1, 2009 and had been subjected to layoff or pay reduction actions in 2008 and 2009.

None of the Company’s executive officers, including the named executive officers, are eligible to receive either of the aforementioned earnings payback or the $500 discretionary bonus. As a result of the earnings payback and discretionary bonus payments, which are scheduled to be made on or about December 18, 2009, the Company expects to incur related expenses of approximately $5 million for the year ending December 31, 2009.

Director Compensation

At its meeting on December 9, 2009 the Board of Directors of the Company decided to reinstate its program of receiving a portion of its service compensation in the form of restricted stock units. Earlier in 2009 the Board had decided to not issue its normalized annual restricted stock unit grant to non-employee directors but to receive, in lieu thereof, $70,000 in cash in four equal installments. As a result of this action each non-employee director received restricted stock units equivalent to $17,500 in value based on the closing price of the Company’s common stock on the New York Stock Exchange on December 9, 2009 which was $7.26 per share. The $17,500 restricted stock unit award reflects the fourth and last installment due to the respective directors for the 2009 equity portion of their annual retainer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: December 11, 2009	By:	/S/ STEVEN RUBIN
	Name:	Steven Rubin
	Title:	Senior Vice President, Secretary and General Counsel